Exhibit 99.1

NEWS RELEASE 5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst Contact:	Jeffrey L. Chastain (713) 917-2020
	Media Contact:	Kate Perez (713) 917-2343
Pride International, Inc. Reports First Quarter 2009 Financial Results
     Houston, April 30, 2009 — Pride International, Inc. (NYSE: PDE) today reported income from continuing operations for three months ended March 31, 2009 of $156.5 million, or $0.89 per diluted share. Results for the first quarter of 2009 included a net, after-tax gain of $3.2 million, or $0.02 per diluted share, relating to the sale of non-strategic assets. The results compared to income from continuing operations of $135.4 million, or $0.76 per diluted share, for the three months ended March 31, 2008. Financial results for the first quarter of 2008 included an after-tax gain of $11.2 million, or $0.06 per diluted share, relating to the sale of the Company’s interest in a land drilling joint venture. Revenues for the first quarter of 2009 totaled $549.3 million compared to $540.1 million during the first quarter of 2008.
     Net income for the three months ended March 31, 2009 was $158.9 million, or $0.90 per diluted share, including income from discontinued operations of $2.4 million, or $0.01 per diluted share. The results compared to net income for the three months ended March 31, 2008 of $240.0 million, or $1.34 per diluted share, including income from discontinued operations of $104.6 million, or $0.58 per diluted share.
     Cash and cash equivalents at March 31, 2009 totaled $660 million while total debt was $716 million, with a debt-to-total capital ratio of 14%.
     Cash flows from operating activities totaled $166 million in the first quarter of 2009, with capital expenditures of $214 million, of which $156 million pertained to the construction of four ultra-deepwater drillships. The Company continues to estimate total capital expenditures in 2009 of approximately $1.1 billion, with an estimated $720 million associated with the four drillships under construction.
     Louis A. Raspino, President and Chief Executive Officer of Pride International, Inc., stated, “Although we faced a more challenging business environment, we recorded good financial results in the initial quarter of 2009. Utilization of our 14 floating rigs was 91% in the quarter compared to 96% in the final quarter of 2008 due primarily to the planned upgrade project for the semisubmersible Pride Brazil, which was completed on time and within budget and our decision to accelerate a planned shipyard program on the Pride Venezuela, commencing the project in March rather than April. We also experienced out-of-service time on the semisubmersible rig Pride North America for maintenance and repairs. It is expected the out-of-service time on the Pride Venezuela, which includes a survey and expanded work scope, will continue into early June 2009. In spite of the out-of-service time in the quarter, our floating rigs contributed over 70% to earnings before interest, taxes, depreciation and amortization (EBITDA), supporting the successful transition we have made over the past three years to a predominately floating rig company. These 14 rigs, which make up the majority of our estimated $8 billion revenue backlog, are expected to enjoy high utilization through 2009.”
     Commenting on current industry conditions, Raspino stated, “The difficult environment that developed during late 2008 has continued in 2009 with further signs of weakness, evidenced by declines in worldwide fleet utilization, especially among jackups and midwater rigs, lower dayrates and subleasing of floating rig capacity. Customers have displayed a cautious approach to contracting rigs since the onset of the current economic crisis and the resulting capital market uncertainty. All segments of the offshore business are affected to some degree by the current slump in activity. Although the deepwater segment has a more durable position by virtue of the large contract backlogs established over the past 24 months, a more challenging near to intermediate-term pricing environment is possible, especially for conventionally moored deepwater units.”
     “We are encouraged by the improvement in crude oil prices since the February 2009 lows and believe we are now experiencing a more sustainable trading range with growing expectations for long-term strengthening. At the same time, instability in the capital markets along with its impact on general economic conditions and energy demand continue to present uncertainty. We remain confident in the long-term fundamental strength of the offshore drilling industry, especially in the deepwater segment where geologic success rates, the application of new technologies and emerging deepwater frontiers are supporting a strong long-term growth outlook.”
     Deepwater Segment
     Revenues from the Company’s deepwater segment, consisting of two drillships and six semisubmersibles, were $218.5 million during the first quarter of 2009 compared to $238.0 million during the fourth quarter of 2008. Earnings from operations and EBITDA during the first quarter of 2009 were $105.5 million and $124.3 million, respectively. The results compared to fourth quarter 2008 earnings from operations and EBITDA of $136.5 million and $154.8 million, respectively. The reduction in segment financial performance was due primarily to a decline in utilization to 91% during the first quarter of 2009 compared to 98% during the fourth quarter of 2008, reflecting 45 days of out-of-service time on the semisubmersible Pride Brazil to complete a planned upgrade, and 10 days on the Pride North America for repairs and maintenance. Both rigs returned to service during the first quarter. Segment average daily revenues improved to $334,900 in the first quarter of 2009 compared to $331,300 in the fourth quarter of 2008.
     The long-term outlook for the deepwater segment remains positive, but is increasingly challenging in the near-term. Limited rig availability exists in 2009 and 2010, especially for rigs capable of operating in water depths greater than 7,000 feet and possessing advanced technical capabilities. Recent contract awards for this advanced class of rig indicate support for dayrates in excess of $500,000 due in part to numerous and increasingly complicated multi-year field development programs in the U.S. Gulf of Mexico, Brazil and Angola. Also, there is growing customer interest in emerging regions, such as India and the Black Sea, as well as impressive geologic success, with the pre-salt formation in Brazil a meaningful potential source for incremental rig demand. However, the segment is not insulated in 2009 from lower spending patterns by some customers. In fact, exploration drilling programs are expected to decline in the near-term, and there have been signs of subleasing activity beginning to emerge, although the subleasing of contracted rig capacity has been most pronounced to date in the older generation, moored class of deepwater rigs. Customer inquiries for deepwater rigs have increased modestly in the first four months of 2009, relative to levels experienced during the fourth quarter of 2008. The inquiries are expected to result in additional contract awards during the year as customers continue to evaluate deepwater rig needs for 2010 and beyond when incremental field development programs are expected to commence. The Company has strong utilization in the deepwater segment already contracted for the next two years with 96% of available rig days contracted through the last three quarters of 2009 and 87% in 2010.
     Midwater Segment
     Revenues from the Company’s six midwater semisubmersibles were $131.8 million during the first quarter of 2009 compared to $145.1 million in the fourth quarter of 2008. Utilization during the first quarter of 2009 was 92% compared to 94% during the fourth quarter of 2008, and average daily revenues were $265,000 compared to $279,500 over the same comparative period. The lower utilization and average daily revenues were due chiefly to out-of-service time on the Pride Venezuela and lower bonus earned on the Pride Mexico. Earnings from operations in the first quarter of 2009 were $59.6 million compared to $72.0 million during the fourth quarter of 2008, while EBITDA was $71.1 million compared to $83.0 million over the same comparative period.
     Contract opportunities for midwater rigs are limited at present on a global scale, especially for those rigs only capable of drilling in water depths of less than 3,000 feet, with few customers indicating incremental drilling programs. The limited interest is resulting in increased likelihood of idle time for rigs with near-term availability. Although the average contract length for the industry’s midwater fleet is an estimated 24 months, many customers have reassessed 2009 drilling programs in an effort to reduce capital commitments and are increasingly subleasing rig capacity in all offshore regions except Brazil. The Company currently has 96% of available rig days in its midwater fleet contracted through the last three quarters of 2009, with 70% contracted in 2010. The semisubmersible Pride South Seas is expected to complete its current drilling assignment during the late third to early fourth quarter of 2009, with an elevated risk of being idle thereafter given the poor segment outlook.
     Independent Leg Jackup Segment
     The Company’s seven independent leg jackups recorded revenues for the first quarter of 2009 of $78.4 million compared to $82.5 million during the fourth quarter of 2008. Earnings from operations totaled $39.9 million during the first quarter of 2009 compared to $43.0 million during the fourth quarter of 2008, while EBITDA was $46.9 million compared to $49.9 million over the same comparative period. The slight decline in operating performance was due primarily to a reduction in average daily revenues to $126,500 during the first quarter of 2009 from $130,200 in the fourth quarter of 2008. Segment utilization during the first quarter of 2009 was unchanged from the fourth quarter of 2008 at 98%.
     Dayrates for independent leg jackups operating outside the U.S. continue to decline from peak levels seen in 2008 as idle capacity builds in all drilling regions and contract backlog is worked off. New jackup rig capacity is contributing to the poor near-term pricing outlook, with six units added to the fleet in the first quarter of 2009 and another 28 expected to be delivered by year end. An estimated 70% of the incremental jackup capacity in 2009 is uncontracted at present. Most customer needs in 2009 are short-term in nature, with the exception of expected incremental, multi-year requirements in Mexico. During the first quarter of 2009, the contract for the Pride Wisconsin operating offshore Mexico was extended for approximately 120 days at $105,000 per day, down from a previous dayrate of $129,000. In addition, a one-year priced option on the Pride North Dakota was elected, extending the rig’s contract in the Arabian Sea into May 2010. Finally, the Pride Cabinda was awarded a two well, estimated 80-day contract for work offshore West Africa at $125,000 per day, down from a previous dayrate of $139,000. The Company currently has 79% of available rig days in its independent leg jackup segment contracted through the last three quarters of 2009, with 25% contracted in 2010.

Mat-Supported Jackup Segment
     Deteriorating market conditions in the U.S. Gulf of Mexico during the first quarter of 2009 resulted in a decline in revenues contributed by the Company’s 20-rig mat-supported jackup fleet, to $90.3 million from $123.7 million during the fourth quarter of 2008. Earnings from operations were $6.8 million and EBITDA was $21.0 million compared to $34.1 million and $47.9 million, respectively, over the same comparative period. The lower offshore drilling activity caused segment utilization to decline to 50% during the first quarter of 2009, from 69% in the fourth quarter of 2008. Three jackups were cold stacked in the first quarter, including the Pride Arizona, Pride Florida and Pride Georgia, while four other units, the Pride Alaska and Pride Mississippi in the U.S. Gulf of Mexico and the Pride California and Pride Arkansas operating offshore Mexico, experienced significant idle time. In addition, the Pride Kansas experienced 63 days of out-of-service time while completing a planned survey and maintenance program. The decline in activity was partially offset by the commencement in January 2009 of a nine month contract for the Pride Oklahoma offshore Mexico, which contributed to the slight improvement in segment average daily revenues in the first quarter of 2009 to $100,000 from $96,800 in the fourth quarter of 2008, along with the completion of certain contracts with lower dayrates.
     Customer spending in the U.S. has seen a steep decline into early 2009 as natural gas prices remain below levels needed to create acceptable drilling economics in many areas, and access to credit remains difficult for many smaller, under-capitalized customers, resulting in a near-term environment of low utilization and dayrates. However, inquiries have increased somewhat in recent weeks as customers consider securing rigs at reduced costs and some drilling programs are completed prior to the onset of hurricane season. This should result in some currently idle rigs returning to work, as evidenced by the Pride Alaska, which was awarded a one-well, estimated 30-day contract in April after being idle since February 2009. The Company has 14 rigs in the U.S. region, with eight stacked to date and one currently idle. Six units are currently in Mexico with two units presently idle. Drilling programs for mat-supported jackup rigs in Mexico are possible in the near-term, as PEMEX continues to match offshore drilling plans with appropriate rig specifications. Should the two rigs currently idle in Mexico fail to receive additional work, they are expected to be mobilized to the U.S. and stacked indefinitely.
     Pride International, Inc. will host a conference call at 11:00 a.m. Eastern time on Thursday, April 30, 2009 to discuss results for the first quarter of 2009, recent events and management’s operational outlook. Individuals who wish to participate in the conference call should dial 913-312-1240 and refer to confirmation code 4407197 approximately five to 10 minutes before the scheduled start of the call. In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed by selecting the Investor Relations link at www.prideinternational.com. A telephonic replay of the conference call should be available after 2:00 p.m. ET on April 30 and can be accessed by dialing 719-457-0820 and referring to pass code 4407197. Also, a replay will be available through the Internet, along with an electronic download option (podcast), and can be accessed by visiting the Company’s worldwide web address. All replay options will be available for approximately 30 days.
     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest offshore drilling contractors, operating a fleet of 44 rigs, including two deepwater drillships, 12 semisubmersible rigs, 27 jackups and three managed deepwater rigs. The Company also has four ultra-deepwater drillships under construction with expected deliveries in 2010 and 2011.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
		(As Adjusted)
REVENUES
Revenues excluding reimbursable revenues	$534.1	$524.7
Reimbursable revenues	15.2	15.4

	549.3	540.1

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	270.0	264.8
Reimbursable costs	13.8	15.1
Depreciation and amortization	53.6	50.8
General and administrative, excluding depreciation and amortization	33.1	33.2
Gain on sales of assets, net	(4.9)	(0.2)

	365.6	363.7

EARNINGS FROM OPERATIONS	183.7	176.4
OTHER INCOME (EXPENSE), NET
Interest expense	—	(11.5)
Refinancing charges	—	(1.2)
Interest income	1.3	7.5
Other income (expense), net	3.7	10.3

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	188.7	181.5
INCOME TAXES	(32.2)	(46.1)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	156.5	135.4
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	2.4	104.6

NET INCOME	$158.9	$240.0

BASIC EARNINGS PER SHARE: (1)
Income from continuing operations	$0.89	$0.80
Income from discontinued operations	0.01	0.62

Net income	$0.90	$1.42

DILUTED EARNINGS PER SHARE: (1)
Income from continuing operations	$0.89	$0.76
Income from discontinued operations	0.01	0.58

Net income	$0.90	$1.34

SHARES USED IN PER SHARE CALCULATIONS
Basic	173.3	166.6
Diluted	173.3	178.9

(1)	On January 1, 2009, we adopted FSP Emerging Issues Task Force (EITF) 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. Upon adoption, basic and diluted net income per share decreased by $0.02 and $0.01, respectively, for the first quarter of 2008.

Pride International, Inc.
Consolidated Balance Sheets
(In millions)

	March 31,	December 31,
	2009	2008
	(Unaudited)	(As Adjusted)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$660.4	$712.5
Trade receivables, net	429.6	438.8
Deferred income taxes	32.2	90.5
Prepaid expenses and other current assets	162.9	177.4
Assets held for sale	1.4	1.4

Total current assets	1,286.5	1,420.6
PROPERTY AND EQUIPMENT	6,304.4	6,067.8
Less: accumulated depreciation	1,528.4	1,474.9

Property and equipment, net	4,776.0	4,592.9
INTANGIBLE AND OTHER ASSETS	50.8	55.5

Total assets	$6,113.3	$6,069.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$30.3	$30.3
Accounts payable	115.0	137.3
Accrued expenses and other current liabilities	367.7	403.4

Total current liabilities	513.0	571.0
OTHER LONG-TERM LIABILITIES	141.5	146.2
LONG-TERM DEBT, NET OF CURRENT PORTION	685.9	692.9
DEFERRED INCOME TAXES	207.2	258.9
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	1.7	1.7
Paid-in capital	2,011.2	2,002.6
Treasury stock	(15.1)	(13.3)
Retained earnings	2,567.1	2,408.2
Accumulated other comprehensive income	0.8	0.8

Total stockholders’ equity	4,565.7	4,400.0

Total liabilities and stockholders’ equity	$6,113.3	$6,069.0

Pride International, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2009	2008
		(As Adjusted)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income	$158.9	$240.0
Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of tender-assist rigs	—	(102.0)
Gain on sale of equity method investment	—	(11.4)
Depreciation and amortization	53.6	53.0
Amortization and write-offs of deferred financing costs	0.4	2.2
Amortization of deferred contract liabilities	(13.4)	(16.6)
Gain on sales of assets, net	(4.9)	(0.2)
Deferred income taxes	4.3	5.4
Excess tax benefits from stock-based compensation	(0.1)	(1.2)
Stock-based compensation	8.9	6.1
Other, net	0.2	1.1
Net effect of changes in operating accounts	(57.2)	(64.6)
Change in deferred gain on asset sales and retirements	4.4	(14.2)
Increase (decrease) in deferred revenue	3.5	(11.8)
Decrease (increase) in deferred expense	7.6	8.4

NET CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES	166.2	94.2
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(213.7)	(318.8)
Proceeds from dispositions of property and equipment	0.6	0.2
Proceeds from sale of tender-assist rigs, net	—	210.8
Proceeds from sale of equity method investment	—	15.0

NET CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES	(213.1)	(92.8)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Repayments of borrowings	(7.1)	(146.0)
Proceeds from debt borrowings	—	—
Net proceeds from employee stock transactions	1.8	5.7
Excess tax benefits from stock-based compensation	0.1	1.2

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES	(5.2)	(139.1)
Increase (decrease) in cash and cash equivalents	(52.1)	(137.7)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	712.5	890.4

CASH AND CASH EQUIVALENTS, END OF PERIOD	$660.4	$752.7

Pride International, Inc.
Quarterly Continuing Operating Results by Segment
(In millions)

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Deepwater revenues:
Revenues excluding reimbursables	$212.1	$236.9	$191.8
Reimbursable revenues	6.4	1.1	2.5

Total Deepwater revenues	218.5	238.0	194.3
Midwater revenues:
Revenues excluding reimbursables	129.0	142.5	77.7
Reimbursable revenues	2.8	2.6	1.1

Total Midwater revenues	131.8	145.1	78.8
Independent Leg Jackup revenues:
Revenues excluding reimbursables	78.2	81.5	58.7
Reimbursable revenues	0.2	1.0	0.1

Total Independent Leg Jackup revenues	78.4	82.5	58.8
Mat-Supported Jackup revenues:
Revenues excluding reimbursables	87.7	121.0	147.5
Reimbursable revenues	2.6	2.7	1.6

Total Mat-Supported Jackup revenues	90.3	123.7	149.1
Other	30.2	32.2	58.6
Corporate	0.1	0.1	0.5

Total revenues	$549.3	$621.6	$540.1

Earnings (loss) from continuing operations:
Deepwater	$105.5	$136.5	$92.5
Midwater	59.6	72.0	27.8
Independent Leg Jackups	39.9	43.0	26.5
Mat-Supported Jackups	6.8	34.1	55.0
Other	7.2	3.6	8.6
Corporate	(35.3)	(33.5)	(34.0)

Total	$183.7	$255.7	$176.4

Pride International, Inc.
Quarterly Selected Segment Metrics

	Q1 2009		Q4 2008		Q1 2008
	Average Daily	Utilization	Average Daily	Utilization	Average Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$334,900	91%	$331,300	98%	$276,100	97%
Midwater	$265,000	92%	$279,500	94%	$224,100	64%
Independent Leg Jackups	$126,500	98%	$130,200	98%	$115,800	80%
Mat-Supported Jackups	$100,000	50%	$96,800	69%	$93,500	83%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Reconciliation of Earnings before Interest, Taxes and Depreciation and Amortization (EBITDA)
(In millions)
     We believe that this non-GAAP financial measure for EBITDA is meaningful information that our management considers when making investment decisions. We believe it also provides supplemental information regarding our operating results with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe investors and analysts commonly use EBITDA as a widely accepted financial indicator to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. EBITDA is not a substitute for the U.S. GAAP measures of earnings or of cash flow and is not necessarily a measure of the Company’s ability to fund its cash needs.

	Q1 2009	Q4 2008	Q1 2008
Deepwater
Income (loss) from continuing operations	$105.5	$136.5	$92.5
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	18.8	18.4	17.4

EBITDA	124.3	154.9	109.9
Midwater Income (loss) from continuing operations	59.6	72.0	27.8
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	11.5	11.0	9.0

EBITDA	71.1	83.0	36.8
Independent Leg Jackups
Income (loss) from continuing operations	39.9	43.0	26.5
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	7.0	6.9	6.6

EBITDA	46.9	49.9	33.1
Mat-Supported Jackups
Income (loss) from continuing operations	6.8	34.1	55.0
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	14.2	13.8	14.6

EBITDA	21.0	47.9	69.6
Other & Corporate
Income (loss) from continuing operations	(55.3)	(88.2)	(66.4)
Plus: Total interest expense, net	(1.3)	(1.9)	4.0
Plus: Income tax provision	32.2	61.2	46.1
Plus: Depreciation and amortization	2.1	1.5	3.2

EBITDA	(22.3)	(27.4)	(13.1)
Total Pride International Inc.
Income (loss) from continuing operations	156.5	197.4	135.4
Plus: Total interest expense, net	(1.3)	(1.9)	4.0
Plus: Income tax provision	32.2	61.2	46.1
Plus: Depreciation and amortization	53.6	51.6	50.8

EBITDA	$241.0	$308.3	$236.3